Exhibit 11


                       FORM OF LEGALITY OF SHARES OPINION

                            FEDERATED EQUITY FUNDS
                             5800 Corporate Drive
                          Pittsburgh, PA 15237-7000
                                1-800-341-7400

                               October 7, 2002


The Trustees of Federated Equity Funds
5800 Corporate Drive
Pittsburgh, PA  15237-7000

Ladies and Gentlemen:

      Federated Growth Strategies Fund ("Growth Strategies Fund"), a portfolio of Federated Equity Funds, a Massachusetts business trust, proposes to acquire all of the assets of Riggs Large Cap Growth Fund ("Large Cap Growth Fund Fund"), a portfolio of the Riggs Funds, in exchange for Class A Shares of Growth Strategies Fund ("Shares") pursuant to the Agreement and Plan of Reorganization dated __________, 2002 ("Agreement"), included as an exhibit to the registration statement of the Trust filed on Form N-14 (Securities Act of 1933 No. to be assigned) under the Securities Act of 1933, as amended ("N-14 Registration").

      As counsel I have reviewed the appropriate documents relating to the organization of the Federated Equity Funds, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration. Specifically, I have examined and am familiar with the written Amended and Restated Declaration of Trust dated August 15, 1995, the Bylaws of the Federated Equity Funds, and such other documents and records deemed relevant for the purpose of rendering this opinion. I have also reviewed questions of law and consulted with counsel thereon as deemed necessary or appropriate by me for the purposes of this opinion.

      Based upon the foregoing, it is my opinion that:

      1. The Federated Equity Funds is duly organized and validly existing pursuant to the Declaration of Trust; and


      2. The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the Agreement and the Declaration of Trust upon receipt of consideration sufficient to comply with the provisions of the Declaration of Trust and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.

      I hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the states of the United States.





                                          Very truly yours,


                                          By:_____________________
                                          G. Andrew Bonnewell
                                          Assistant Secretary
                                          Federated Equity Funds